Exhibit 16.1

Cherry Bekaert LLP

December 8, 2022

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.W.

Washington, D.C. 20549-7561

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on December 5, 2022, to be filed by our former client, T Stamp Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ Cherry Bekaert LLP

Cherry Bekaert LLP

Atlanta, Georgia